Exhibit 99.1

Parker Drilling Selects Christopher T. Weber as Senior Vice President and Chief Financial

Officer

Industry Veteran Brings Nearly 20 Years of Global Finance, Operations, Marketing, and Strategic

Corporate Development Experience to Parker

HOUSTON, May 9, 2013/ — Parker Drilling Company (NYSE: PKD) announced today that Christopher T. (Chris) Weber has been selected as senior vice president and chief financial officer, effective May 20, 2013. With nearly twenty years in the global drilling, oil and gas, and power industries, Mr. Weber brings extensive experience in international finance and operations activities including strategic planning, accounting, treasury, risk management, corporate development, turnaround initiatives, and competitor and market analysis.

(Photo: http://photos.prnewswire.com/prnh/20130509/DA10768)

“Chris has an impressive record in developing and supporting the successful execution of corporate strategies that create meaningful and sustainable value,” said Gary Rich, president and chief executive officer of Parker. “He possesses a well-rounded blend of advanced international finance and operations expertise as well as the proven ability to bring innovative solutions that are actionable and have a significant positive impact. Chris’ business acumen and focus on continual improvements and performance will serve us well as we drive our growth strategy and work to deliver reliable and profitable results to our stakeholders.”

Mr. Weber most recently served as vice president and treasurer of Ensco plc, one of the world’s largest offshore drilling companies with a market cap of $14 billion, revenues of $4 billion, and global operations spanning six continents. In this role, Mr. Weber led Ensco’s global treasury and risk management activities and was responsible for the company’s capital structure, debt portfolio, liquidity, banking and rating agency relations, as well its global insurance and enterprise risk management programs. Mr. Weber also served as co-leader for the global financial and operational integration of Ensco’s $7 billion acquisition of Pride International in 2011.

Mr. Weber’s career includes a progressive series of finance and strategic planning positions both domestically and overseas, including five years of experience with The Boston Consulting Group where he worked in both Houston, Texas and London, England. In 2006, Mr. Weber joined Pride International, Inc. as director of corporate planning and development, and subsequently moved to roles with increasing responsibility, including vice president of operations support, until becoming vice president and treasurer in 2011.

Mr. Weber holds an M.B.A. in Finance and Strategic Management from The Wharton School at the University of Pennsylvania and an undergraduate degree in Economics and English Literature from Vanderbilt University where he graduated Magna Cum Laude. Mr. Weber resides in Houston with his wife and family and will office in Parker’s Houston-based corporate office.

About Parker Drilling

Parker Drilling (NYSE: PKD) provides high-performance contract drilling solutions, rental tools, well services, and project management to the energy industry. Parker Drilling’s rig fleet includes 23 land rigs and two offshore barge rigs in international locations, 12 barge rigs in the U.S. Gulf of Mexico, and two land rigs in Alaska. The Company’s rental tools business supplies premium equipment to operators on land and offshore in the U.S. and international markets and well services to international customers. Parker Drilling also performs contract drilling for customer-owned rigs and provides technical services addressing drilling challenges for E&P customers worldwide. More information about Parker Drilling can be found on the Company’s website including operating status reports for the Company’s Rental Tools segment and its international and U.S. Gulf of Mexico rig fleets, updated monthly.